EXHIBIT 99.1

FBR Reports Second Quarter Earnings

Board Increases Repurchase Authorization by an Additional Five Million Shares

ARLINGTON, Va., July 17, 2012 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $0.5 million, or $0.01 per share, for the second quarter 2012 compared to a net after-tax loss of $2.7 million, or $0.04 per share, in the second quarter 2011 and after-tax earnings of $0.4 million or $0.01 per share in the first quarter of 2012. For the first half of 2012, the Company reported net after-tax earnings of $0.9 million, or $0.02 per share, compared to a net after-tax loss of $4.6 million, or $0.07 per share, for the first half of 2011.

On June 6, 2012, the Company entered into a definitive agreement to sell the assets related to the management of the entire family of ten FBR Funds. Based on the current level of assets under management, the Company would realize aggregate cash proceeds of approximately $30 million from this sale, although the actual amount paid to the Company will vary based on assets under management for each fund at the applicable measurement dates. The transaction is expected to close in the fourth quarter of 2012, subject to regulatory and fund shareholder approval.

The Company now reports its asset management business as discontinued operations as a result of its announced sale. For the second quarter of 2012, the Company's after-tax earnings from continuing operations were $0.3 million, or $0.01 per share, compared to a net after-tax loss of $3.0 million, or $0.05 per share, in the second quarter 2011 and break-even results for the first quarter 2012. The Company's net after-tax earnings from discontinued operations were $0.2 million for the second quarter of 2012 compared to net after-tax earnings of $0.2 million, or $0.01 per share, in the second quarter 2011 and $0.5 million, or $0.01 per share for the first quarter 2012.

Second quarter 2012 revenue from continuing operations was $33.7 million compared to $45.3 million in the second quarter 2011 and $34.9 million for the first quarter 2012. For the first half of 2012, revenue from continuing operations was $68.7 million compared to $91.4 million for the first half of 2011.

Second quarter 2012 total expenses from continuing operations were $33.4 million, compared to $48.4 million in the second quarter 2011 and $35.0 million in the first quarter 2012. Non-compensation fixed expenses from continuing operations in the second quarter 2012 totaled $10.8 million, compared to $15.5 million in the second quarter 2011 and $11.6 million in the first quarter 2012.

Second Quarter Overview

  Investment banking revenue was $19.0 million compared to $30.0 million in the second quarter 2011 and $16.2 million in the first quarter 2012. The second quarter's revenue was generated from 12 transactions including 8 capital raises and 4 financial advisory engagements.

  Institutional brokerage generated net revenue of $12.3 million compared to $21.1 million in the second quarter 2011 and $16.1 million in the first quarter 2012. Trading results were negatively impacted by the continuing industry-wide decline in trading volumes.

  The Company's results from discontinued operations reflect an increase in mutual fund assets under management from $1.9 billion as of March 31, 2012 to $2.0 billion as of June 30, 2012. Net income from discontinued operations of $0.2 million for the second quarter 2012 includes approximately $0.4 million of costs related to the pending sale transaction.

  The Company ended the second quarter with 259 employees in its continuing operations, down from 423 at the end of the second quarter 2011 and 264 at the end of first quarter 2012.

On July 17, 2012, the Company's Board increased its share repurchase authorization by 5 million shares of common stock. As a result, the Company now is authorized to repurchase up to 6.1 million shares. During the second quarter the Company repurchased 6.6 million shares of its common stock at an average purchase price of $2.75 per share and a total cost of $18.1 million, excluding fees and expenses. The total number of shares outstanding as of June 30, 2012 was approximately 50 million. Book value per share increased to $4.19 on June 30, 2012 from $4.01 on March 31, 2012. Shareholders' equity on June 30, 2012 was $209.6 million, of which $145.5 million was in cash.

"During the first half of 2012, FBR continued to deliver for clients, providing innovative ideas and executing on a number of important and complex transactions," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "Our earlier efforts to significantly reduce our cost structure are paying off by allowing us to be modestly profitable in these challenging market conditions and positioning us for meaningful profitability in a better revenue environment. The Company will continue to focus on driving value for shareholders though a combination of operating earnings and the accretive allocation of capital."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, July 18, 2012, may do so via the Web or conference call at:

Webcast link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=115875&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Conference call dial-in number (domestic, toll-free): 877.303.6433

Conference call dial-in number (international): 224.357.2198

Conference call code: 97730817

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR Fund Advisers, Inc., a subsidiary of FBR & Co., provides clients with a range of investment choices through The FBR Funds, a family of mutual funds. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

The FBR & Co. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6405

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
REVENUES:
Investment banking:
Capital raising	$ 16,841	$ 22,925	$ 31,015	$ 38,035
Advisory	2,118	7,074	4,124	8,534
Institutional brokerage:
Principal transactions	3,753	5,139	10,255	10,975
Agency commissions	8,567	15,953	18,117	33,208
Net investment income (loss)	1,090	(7,209)	2,991	(1,630)
Interest, dividends & other	1,363	1,392	2,175	2,249
Total revenues	33,732	45,274	68,677	91,371

EXPENSES:
Compensation and benefits	16,880	27,792	34,728	54,960
Professional services	3,759	2,783	6,591	6,637
Business development	2,444	3,186	5,004	6,483
Clearing and brokerage fees	1,900	3,314	4,284	5,988
Occupancy and equipment	3,499	5,553	7,541	10,461
Communications	3,063	3,964	6,608	8,169
Other operating expenses	1,865	1,852	3,626	4,207
Total expenses	33,410	48,444	68,382	96,905

Income (loss) from continuing operations before income taxes	322	(3,170)	295	(5,534)
Income tax provision (benefit)	15	(213)	22	(290)

Income (loss) from continuing operations, net of taxes	307	(2,957)	273	(5,244)
Income from discontinued operations, net of taxes	184	230	656	612

Net income (loss)	$ 491	$ (2,727)	$ 929	$ (4,632)

Basic earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.01	$ (0.05)	$ 0.01	$ (0.08)
Income from discontinued operations, net of taxes	--	0.01	0.01	0.01
Net income (loss)	$ 0.01	$ (0.04)	$ 0.02	$ (0.07)

Diluted earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.01	$ (0.05)	$ 0.01	$ (0.08)
Income from discontinued operations, net of taxes	--	0.01	0.01	0.01
Net income (loss)	$ 0.01	$ (0.04)	$ 0.02	$ (0.07)

Weighted average shares - basic	55,495	62,726	55,938	63,116
Weighted average shares - diluted	57,254	62,726	57,225	63,116

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2012	December 31, 2011

Cash and cash equivalents	$ 145,534	$ 135,792
Receivables:
Due from brokers, dealers and clearing organizations	11,665	6,048
Customers	4,492	3,937
Other	2,757	6,854
Financial instruments owned, at fair value	70,763	100,634
Other investments, at cost	27,674	25,744
Intangible assets, net	1,890	2,121
Furniture, equipment and leasehold improvements, net	5,275	6,162
Prepaid expenses and other assets	9,318	10,791
Total assets	$ 279,368	$ 298,083

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 36,195	$ 35,496
Accrued compensation and benefits	11,535	15,760
Accounts payable, accrued expenses and other liabilities	14,214	15,280
Due to brokers, dealers and clearing organizations	7,781	6,250
Total liabilities	69,725	72,786

Shareholders' equity:
Common stock	49	55
Additional paid-in capital	400,730	412,551
Restricted stock units	24,298	29,013
Accumulated other comprehensive (loss) income	(22)	19
Accumulated deficit	(215,412)	(216,341)
Total shareholders' equity	209,643	225,297

Total liabilities and shareholders' equity	$ 279,368	$ 298,083

Book Value per Share	$4.19	$3.99

Shares Outstanding (in thousands)	50,092	56,490

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-2 12	Q-1 12	Q-4 11	Q-3 11	Q-2 11
Revenues	$ 33,732	$ 34,945	$ 24,199	$ 16,657	$ 45,274

Expenses:
Variable	8,791	8,018	5,078	8,697	13,097
Fixed	24,619	26,954	33,001	33,992	35,347
Impairment of goodwill	--	--	5,882	--	--

Income (loss) from continuing operations before income taxes	322	(27)	(19,762)	(26,032)	(3,170)
Income tax provision (benefit)	15	7	(327)	387	(213)

Income (loss) from continuing operations, net of taxes	307	(34)	(19,435)	(26,419)	(2,957)
Income from discontinued operations, net of taxes	184	472	554	283	230
Net income (loss)	$ 491	$ 438	$ (18,881)	$ (26,136)	$ (2,727)

Fixed expenses from continuing operations	$ 24,619	$ 26,954	$ 33,001	$ 33,992	$ 35,347
Less: Non-cash expenses[1]	1,804	1,822	1,195	1,587	2,091
Corporate transaction costs[2]	--	429	567	--	986
Severance	--	38	3,487	442	--

Core fixed costs from continuing operations[3]	$ 22,815	$ 24,665	$ 29,215	$ 33,256	$ 33,701

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 521	$ 529	$ 348	$ 163	$ 428

Employee count	259	264	278	408	423

Net assets under management (in millions)
Mutual funds	$ 2,012.8	$ 1,937.3	$ 1,684.8	$ 1,358.9	$ 1,635.3

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Media: Shannon Small at 703.469.1190 or ssmall@fbr.com
         Investors: Bradley J. Wright at 703.312.9678 or bwright@fbr.com